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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported):  June 28, 1999


                             OXFORD AUTOMOTIVE, INC.
             (Exact name of Registrant as specified in its charter)


         Michigan                     333-75849              38-3262809
(State or other jurisdiction      (Commission File         (IRS Employer
     of incorporation)                 Number)           Identification No.)

                             1250 Stephenson Highway
                              Troy, Michigan 48083
                    (Address of principal executive offices)


      Registrant's telephone number, including area code:  (248) 577-1400



                                       N/A
         (Former Name or Former Address, if Changed Since Last Report)

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Item 5.           OTHER EVENTS.

         On June 28, 1999, (the "Closing Date") pursuant to a Participation Purchase Agreement, dated as of June 28, 1999 (the "Purchase Agreement"), between Oxford Automotive Europe ApS (the "Company"), a wholly owned, indirect subsidiary of Oxford Automotive, Inc. (the "Registrant"), and Fawack Holding GmbH and Fagro Press-und Stanzwerk GmbH (the "Sellers") and certain other parties, the Company acquired (the "Acquisition") 100% of the shares of Gebr. Wackenhut GmbH Karosserie-und Fahrzeugfabrik ("Wackenhut"). Wackenhut is an unrestricted subsidiary under the Registrant's debt agreements.

         Pursuant to the terms of the Purchase Agreement, the Company agreed to pay DM 1 for the shares, provide DM 5 million in subordinated debt and additional paid in capital, restructure approximately DM 63.4 million in bank debt, and purchase approximately DM 18.6 million in bank and shareholder debt for DM 1. The agreement provides for the restructuring of Wackenhut's credit facilities and provides additional financing of approximately DM 16.6 million under a line of credit and up to DM 20 million to fund capital expenditures to support plant expansion and modernization. The consideration provided for in the Purchase Agreement for Wackenhut was determined by the Registrant after a complete review of Wackenhut's operations and negotiations between representatives of the Registrant and representatives of the Sellers and the banks. The acquisition, subordinated debt and additional paid in capital was financed from the Registrant's available cash and credit facility with Bank One, as agent.

         Wackenhut is a supplier of complex pressings, welded assemblies, complete truck cabs, cataphoretic coatings and finish paint applications and operates three facilities in Germany located in the Nagold area near Stuttgart. The Registrant intends to continue and expand the current operations of Wackenhut.





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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          OXFORD AUTOMOTIVE, INC.


                                          /S/ Aurelian Bukatko
                                          ------------------------
                                          Aurelian Bukatko
                                          Senior Vice President and
                                          Chief Financial Officer
Dated:   June 28, 1999